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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)             Exchange Act of 1934, Section 17(a) of the
[ ] Form 3 Holdings             Public Utility Holding Company Act of 1935 or
    Reported                Section 30(f) of the Investment Company Act of 1940
[ ] Form 4
    Transactions
    Reported

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
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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
 Chapman          Fay                L.         Washington Mutual, Inc. ("WM")                  Issuer (Check all applicable)
-------------------------------------------  ----------------------------------------------         Director         10% Owner
  (Last)          (First)          (Middle)  3. IRS or Social Security  4. Statement for        ----              ---
-------------------------------------------     Number of Reporting        Month/Year            X  Officer (give    Other (specify
  1201 Third Avenue                             Person (Voluntary)         12/31/98             ---- title below) ---       below)
-------------------------------------------                             -------------------
                  (Street)                                              5. If Amendment,            Executive Vice President &
  Seattle            WA              98101                                 Date of Original         General Counsel
-------------------------------------------                                (Month/Year)             -------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                        ------------------      (Check applicable line)
                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                End of Month        Direct         Benefi-
                                   Day/                                                  (Instr. 3 and 4)    (D) or         cial
                                   Year)    ----------------------------------------                         Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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  Common Stock                                                                            40,596.79(1)          D
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  Common Stock                                                                               289                I       N/O Daughter
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  Common Stock                                                                               681                I      Husband's IRA
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  Common Stock                                                                             1,500                I       401(K)
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (7/96)

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
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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  Stock Option                $32.875      12/15/98      A     66,000         12/15/99  12/15/08  Common   66,000
  (Right to Buy)                                                                (2)               Stock
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
1. Title of Derivative       9. Number of           10. Ownership Form          11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Month                (Instr. 4)
                                (Instr. 4)

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 Stock Option                  66,000(2)                    D
 Right to Buy)
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Explanation of Responses:

(1)  The end-of-month total includes 91.59 shares in the second quarter and 126.75 shares in the third quarter acquired through reinvested dividends in the Washington Mutual ("WM") Restricted Stock Plan.

(2)  Grant of option pursuant to the WM 1994 Stock Option Plan (as amended and restated as of February 17, 1998).
     One-third vests annually beginning on the first anniversary of the grant date.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Fay L. Chapman             2/8/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                         SEC 2270   (3/91)

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